Exhibit 99.1

NEWS RELEASE

Gray Announces Closing of Offering of $900 Million of 9.625% Senior Secured Second Lien Notes due 2032

Atlanta, Georgia – July 18, 2025. . . Gray Media, Inc. (“Gray”) (NYSE: GTN) announced today that it has completed its previously announced offering of $900 million aggregate principal amount of 9.625% senior secured second lien notes due 2032 (the “Notes”). The Notes were issued at par.

The net proceeds from the Notes are being used, together with borrowings under its revolving credit facility, to (i) redeem all of Gray’s outstanding 7.000% senior notes due 2027, (ii) repay a portion of Gray’s term loan F due June 4, 2029 (the "Term Loan F"), and (iii) pay fees and expenses in connection with the offering. The Company repaid $402.5 million of the Term Loan F with the net proceeds from the Notes, leaving an outstanding Term Loan F balance of $90 million.

The Notes are guaranteed, jointly and severally, on a senior secured second lien basis, by each existing and future restricted subsidiary of Gray that guarantees Gray’s existing senior credit facility.

Interest on the Notes accrues from July 18, 2025 and is payable semiannually, on January 15 and July 15 of each year, commencing January 15, 2026. The Notes mature on July 15, 2032.

The Notes and related guarantees have not been, and will not be, registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. The Notes were offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

Forward-Looking Statements:

This press release contains certain forward-looking statements that are based largely on Gray’s current expectations and reflect various estimates and assumptions by Gray. These statements are statements other than those of historical fact and may be identified by words such as “estimates,” “expect,” “anticipate,” “will,” “implied,” “intend,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond Gray’s control, include Gray’s ability to consummate the senior credit facility refinancing; the intended use of proceeds of the offering and the senior credit facility refinancing; and other future events. Gray is subject to additional risks and uncertainties described in Gray’s quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and management’s discussion and analysis of financial condition and results of operations sections contained therein, which reports are made publicly available via its website, www.graymedia.com. Any forward-looking statements in this communication should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this communication beyond the date hereof, whether as a result of new information, future events or otherwise.

Gray Contacts:

Jeffrey R. Gignac, Executive Vice President, Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

# # #